Exhibit 3.8

ARTICLES OF AMENDMENT

OF ARTICLES OF INCORPORATION OF

HENRY COUNTY BANCSHARES, INC.

Pursuant to the provisions of O.C.G.A. § 14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Henry County Bancshares, Inc., Stockbridge, Henry County, Georgia (the "Company"), files herewith Articles of Amendment to its Articles of Incorporation, such filing being a duplicate with a fee of $20.00, hereby constituting an application to the Secretary of State for the State of Georgia for an amendment of its original articles and previous amendments to such articles.

1. The name of the corporation is Henry County Bancshares, Inc.

2. The Board of Directors of the Company on March 8, 2007, unanimously adopted a resolution deleting in its entirety Article V of the Articles of Incorporation, as amended, of Henry County Bancshares, Inc. and substituting in lieu thereof the following new Article V to read as follows:

"ARTICLE V

The Corporation shall have authority, acting by its board of directors, to issue not more than Thirty Million (30,000,000) shares of Common Stock. Each issued and unissued share to have a par value of $2.50. All shares of Common Stock shall be one and the same class and when issued shall have equal rights of participation in dividends and assets of the Corporation and shall be non-assessable. Each outstanding share of Common Stock shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders."

3. This Amendment was adopted by the Board of Directors of Henry

County Bancshares, Inc. on March 8, 2007.

4. This Amendment was approved by the shareholders of the Company by a greater than two-thirds affirmative vote at the Company's annual meeting of shareholders meeting held on April 10, 2007 and in accordance with O.C.G.A. § 14-2-1003.

5. This Amendment to the Articles of Incorporation of Henry County Bancshares, Inc. shall be effective on April 11, 2007.

IN WITNESS WHEREOF, Henry County Bancshares, Inc., Stockbridge, Henry County, Georgia, has caused these Articles of Amendment to be executed by its duly authorized officer and its corporate seal to be affixed hereto, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

HENRY COUNTY BANCSHARES, INC.

By:	/s/ David H. Gill
David H. Gill, President and CEO

Attest :	/s/ Thomas L. Redding
Thomas L. Redding, Senior Vice President and CFO